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EXHIBIT 99.2

[ASPEON LOGO]

    News Release

Contact:	Kim Tilo
Aspeon, Inc.
949.440.8020 or investor@aspeon.com

FOR IMMEDIATE RELEASE

ASPEON APPOINTS NEW CEO

    IRVINE, CA—November 13, 2001—Aspeon, Inc. today announced that the Aspeon Board of Directors has appointed Robert (Bob) D. Nichols as President, Chief Executive Officer, and a Director of the Company. Nichols replaces Richard Stack who remains a Director of the company and leaves to become President of a software and services company located in Orange County.

    Nichols was a prior Director and Executive of the Company and owner of the CCI Group which was purchased by Aspeon in 1997. Most recently Bob was with FreedomPay, a wireless payment and loyalty company backed by Nokia. Previously at Aspeon, Bob ran all aspects of the US Sales, Professional Services and Operations.

    Nichols stated, "I welcome the opportunity to join Aspeon and believe my knowledge of the company, it's products and customers will assist the company in achieving its strategic goals relative to the Javelin brand."

    Jay Kear, incoming Chairman of the Board, stated, "The Board of Directors interviewed several well qualified CEO candidates, but felt Bob was the one who could hit the ground running immediately and be well accepted by our customers and employees."

About Aspeon, Inc.

    Aspeon Inc. is a leading manufacturer and provider of point-of-sale (POS) systems, services and enterprise technology solutions for the retail and foodservice markets. Visit Aspeon at www.aspeon.com.

    Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the intent, belief or current expectations of Aspeon and its management regarding the company's strategic directions, prospects and future results. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including, the ability of Aspeon's auditors to complete their audit of Aspeon's financial statements for the fiscal year ended June 30, 2001, Aspeon's ability to return to profitability, the continued forbearance of Aspeon's lenders and creditors, the successful restructuring of Aspeon's Preferred Stock, the outcome of litigation filed against Aspeon and Aspeon's ability to raise funds from additional debt and/or capital, and our competitive environment, economic and other conditions in the markets in which we operate, changes in laws, changes to or clarifications of accounting rules or approaches and/or their applications, the size and timing of customer orders, delays in new product enhancements and new product and/or service introductions, quality control difficulties, changes in market demand, and other risks discussed in the company's filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference. Such forward-looking statements represent management's current expectations and are inherently uncertain. The company's actual results and performance may differ materially. The company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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FOR IMMEDIATE RELEASE ASPEON APPOINTS NEW CEO